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                                                    Exhibit 77(D)
                   Morgan Stanley California Tax-Free Income Fund

     The  Fund may invest up to 5% of its net assets in municipal obligations  rated  below investment grade  or,  if  unrated,  of comparable  quality  as  determined  by  the  Investment  Adviser
(commonly known as "junk bonds").

     The Fund may enter into interest rate swaps and may purchase or sell interest rate caps, floors and collars.